EXHIBIT 7

ULTRAPETROL (BAHAMAS) LIMITED

STATEMENT OF RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	(Dollars in thousands)

	2005	2006		2007	2008	2009

Consolidated income (loss) before income tax and minority interest	$23,702	$8,899		$13,929	$61,026	$(32,442)
Income (loss) from discontinued operations	1,449	5,647		(3,917)	(16,448)	(2,131)
Investment in affiliates	497	(588)		28	442	28
Interest expense from continuing operations	16,457	18,171	(1)	20,069	24,393	23,533
Amortization of debt issue costs	1,037	750		371	735	715
Earnings	43,142	32,879		30,480	70,148	(10,297)

Interest expenses	18,104	18,275		19,807	24,605	23,543
Amortization of debt issue costs	1,037	750		371	735	715
Fixed charges	19,141	19,025		20,178	25,340	24,258
Ratio of earnings to fixed charges	2.3	1.7		1.5	2.8	-- (2)

(1)	The interest expense amounts presented in this exhibit do not include the results on extinguishment of debt amounting $(1,411) for the year ended December 31, 2006.

(2)	In this fiscal year, earnings were inadequate to cover fixed charges.